BioEclipse Therapeutics

BioEclipse is a clinical-stage immunotherapy company using proprietary platform technology to develop a first-in-class immunotherapy that pairs the power of an oncolytic virus with the tumor-locating ability of cytokine-induced killer (CIK) cells.

Invest

$99.45 minimum investment

Deadline April 19, 2022
in 18 days

Share Price
$2.55

Total Raised
$3,073

Valuation
$28,993,373

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

BioEclipse Therapeutics™ is a clinical-stage oncology company that uses its proprietary platform technology to develop the next generation of immuno-oncology therapeutics. Our fundamental premise is that cancer has **multiple causes** and **challenges** that requires a multi-mechanistic approach.

We are continuously working to develop a new generation of precise, targeted, immunotherapies that bring hope to patients with advanced cancer who have few treatment options. Foundationally, we have harnessed a refined understanding of the human immune system, gaining insights into the reasons the body's defense system so often turns a blind eye to the presence of cancerous cells and tumors.

DEAL HIGHLIGHTS

- **$13.8M raised to date**
- 2 issued/licensed patents from Stanford University: (#10,064,893) & (#9,101,658)
- Projected $92.97B immuno-oncology drug market
- President & CEO, Pamela R. Contag, Ph.D., recognized by Goldman Sachs and Fortune Magazine, among many others
- Board of Directors made up of life science company investors, biopharmaceutical executives with product development and commercial expertise
- CRX100 clinical trials underway

> **“In 2021, there will be an estimated 1.9 million new cancer cases diagnosed and 608,570 cancer deaths in the United States”**
>
> *- American Cancer Society*

PROBLEM

Cancer is one of the leading causes of death around the world, and the number of incidences, especially those linked to social and economic developments in growing populations, are increasing at an alarming rate. Progress in understanding cancer biology and the immune system has fueled major advances in cancer treatments, but the current standard of care in oncology falls short for many patients with hard-to-treat cancers. Challenges persist due to:

- Drug resistance
- High toxicity to healthy cells
- Tumors can create signals that block drugs
- Disease recurrence
- Immune system’s anti-viral response
- Cell therapies challenged by solid tumors

microscopic cells



THE BIOECLIPSE APPROACH

BioEclipse Therapeutics is working to improve cancer statistics for patients

The pioneering work underway at BioEclipse Therapeutics approaches cancer immunotherapy from not just one, but several directions. We believe that to defeat cancer, it requires a drug with multiple mechanisms of action (MOA) that work synergistically and systemically to:

- Target and kill cancer cells all over the body, at the same time
- Create a durable immune response that prepares the patient's body to fight relapse and recurrence

immunotherapy



Our Lead Therapeutic Candidate, CRX100

We have used an intellectual property portfolio, developed by the company's founders and exclusively licensed from **Stanford University**, to create a first-in-class immunotherapy that pairs the power of an oncolytic virus with the tumor-locating ability of cytokine-induced killer (CIK) cells.

The result of this combination is a multi-mechanistic, targeted treatment that we believe will not only eradicate cancer cells, but also protect the patient from relapse and recurrence.

Clinical Trials

BioEclipse Therapeutics has demonstrated pre-clinical efficacy of their platform technology in multiple solid and liquid tumor types. BioEclipse's lead drug candidate, CRX100, is now in Phase 1 Clinical Trials at **Stanford, Moores Cancer Center at UCSD and Scottsdale's HonorHealth**. This clinical study is enrolling participants with the following tumor types:

- Colorectal
- Epithelial Ovarian Cancer
- Gastric Cancer
- Hepatocellular Carcinoma
- Osteosarcoma
- Triple Negative Breast

clinical trials

Stanford University

HONOR HEALTH

UC San Diego
MOORES CANCER CENTER

BUSINESS MODEL

BioEclipse is a venture-backed biotechnology company that has **raised $13.8M to date**. We have started our Phase 1 Clinical Trial for our lead drug candidate CRX100, which we intend to market in the US and globally. The global immuno-oncology drugs market is projected to reach $92 Billion by 2025.

Immuno-oncology is one of the fastest growing therapeutic areas due to the promise of eradicating cancer. We believe CRX100 has the ability to be produced at a lower cost and distributed globally. BioEclipse Therapeutics is striving to become a revenue producing company, and plans to continue numerous activities:

- Raise outside funding
- Write grants
- Conduct collaborations and strategic partnerships
- Out-license our patented technology

“The global immuno-oncology drugs market is expected to grow from $57.28 billion in 2020 to $62.99 billion in 2021 at a compound annual growth rate (CAGR) of 10%. The market is expected to reach $92.97 billion in 2025 at a CAGR of 10%”

- Business Wire

MARKET

“The rise in the number of cancer cases across the globe is likely to contribute to the growth of the immune-oncology drugs market. According to the American Cancer Society, there were 1.7 million new cases and 0.6 million cancer deaths in 2019 in the USA. Therefore, the rise in cancer incidence rate globally is anticipated to boost the demand for the immune-oncology drugs market over the coming years” [1].

Global Immuno-Oncology Drugs Market


Global Immuno-Oncology Drugs Market
Market forecast to grow at CAGR of 11.79%
USD 80.11 billion
USD 57.34 billion
2020
2023
https://www.researchandmarkets.com/reports/5214720
RESEARCH AND MARKETS
THE WORLD'S LARGEST MARKET RESEARCH STORE

“The high cost of immuno-oncology therapies is a key factor hampering the growth of the market.” and ”Immunotherapy often costs an average annual price of more than $100,000 per patient and if the value of medical assistance is included then the price would reach $850,000 per patient” [1].

BioEclipse has focused our ongoing research and development on making our therapeutic both **accessible and affordable**. In the past year, we have discovered and developed a way to manufacture and ship our product at what we believe is a fraction of the cost associated with other cell and immunotherapies. The immunotherapy market was negatively impacted by Covid-19 due to the interruption in the supply chain. However, during the pandemic BioEclipse has been able to continue manufacturing, including scale up, for our Phase 1 clinical trial, and we have treated 4 patients as of October 2021.

SUCCESS TO DATE

- $13.8 M Raised to Date
- 2 issued/licensed Patents from **Stanford University**
- 2 Patent Applications Pending
- BioEclipse President & CEO, Pamela R. Contag, Ph.D., recognized as one of the 100 Most Intriguing Entrepreneurs of 2018 at the seventh annual Goldman Sachs Builders + Innovators Summit

> Recognized in the top 10 of the San Francisco Bay Area's Women-Led most Funded Life Science Companies of 2020
>
> Named one of the "Top 25 Women in Small Business" by Fortune Magazine

- FDA allowed IND (April 2020)
- Enrollment Initiated for CRX100 Phase 1 Clinical Trial (Jan 2021)

> Opened 3 Clinical Trial Sites: Stanford, UCSD and HonorHealth
>
> Treated 4 Patients as of October 2021

PRESS

- *Prnewswire (March 5, 2021) - BioEclipse Therapeutics Announces First Patient Dosed in Phase 1 Dose-Escalation Clinical Trial of CRX100 in Refractory Solid Tumors*
- *The Bio Report (October 2020) - Designing Immunotherapies That Can Overcome Recurrence And Resistance*
- *Life Science Leader (September 25, 2020) - Accelerating Your Biopharma Startup's Path To The Clinic*
- *Prnewswire (April 28, 2020) - BioEclipse Receives FDA Clearance of Investigational New Drug Application for CRX100*
- *San Francisco Business Times (Feb 14, 2020) - Most Funded Bay Area Women Led Life Science Companies*
- *Nature - Dual biotherapy may deliver a curative treatment for cancer*

TEAM



Pamela Contag, PhD
Chief Executive Officer and President

Dr. Contag is an experienced senior executive who has served as the President and CEO for both public (Xenogen Corp., NASDAQ:XGEN), and private companies. Dr. Contag is currently the President and CEO of BioEclipse Therapeutics, and in this role she was ranked in the top 100 most intriguing entrepreneurs of 2018 by Goldman Sachs and was recognized in the top 10 of the San Francisco Bay Area's Women-Led most Funded Life Science Companies of 2020. While CEO of Xenogen, the company twice received the R&D 100 award for achievements in Physics and Dr. Contag was named one of the "Top 25 Women in Small Business" by Fortune magazine. She was appointed by the White House to the Founding Board of the Startup America Partnership, and served as a National Director for Springboard Enterprises. She received her M.S. and Ph.D. from the University of Minnesota Medical School in Microbiology and Immunology and completed her Postdoctoral Fellowship at Stanford University School of Medicine.



Cathy Sohn, PharmD
Chairman of the Board

Sohn is an experienced Biopharmaceutical executive, Chairman of BioEclipse Therapeutics, a privately held, clinical-stage immuno-oncology company and is an independent Director on the Board of Directors of Jazz Pharmaceuticals plc (NASDAQ: JAZZ), Rubius Therapeutics (NASDAQ: RUBY), Axcella Health (NASDAQ: AXLA), Maze Therapeutics (privately held) and Landec Corp (NASDAQ: LNDC). Additionally Sohn particularly enjoys engaging with students as Adjunct Professor at UCSF and serving on the Advisory Board of the Drexel LeBow Raj & Kamla Gupta Governance Institute. She has broad expertise across strategy, strategic product development, business development, commercialization of new medicines and vaccines, partnering, M&A, and preIPO and public company governance.



Greg Schiffman, CPA

Board of Directors

Gregory Schiffman is a CPA and an accomplished senior finance executive with more than 25 years of strategic and operational finance, treasury, and corporate development, manufacturing and logistics experience. Mr. Schiffman has served as CFO at Lion Biotechnologies, Inc., which has since been renamed Iovance Biotherapeutics, Inc., and served as Executive Vice President and CFO at StemCells, Inc., Dendreon Corp. and Affymetrix. Notably, during his tenure at Dendreon, the company secured marketing authorization from the FDA and the European Commission for the world's first cell-based, autologous immunotherapy for prostate cancer. Prior to these roles, Mr. Schiffman was Vice President and Controller at Applied BioSystems where he managed global financial operations and headed up a variety of global assignments at Hewlett Packard, including international finance projects in Europe and Asia, and a U.S. manufacturing operation. Mr. Schiffman received an M.B.A. from Northwestern University's Kellogg School of Management and holds a bachelor's degree in accounting from De Paul University.



Mark Frohlich, MD

Board of Directors

Mark Frohlich, M.D., is an experienced biotechnology executive and medical oncologist who has been involved in the development of cellular immunotherapies for cancer for 20 years. He previously served as Executive VP of Portfolio Strategy at Juno Therapeutics prior to its acquisition by Celgene, and as Executive VP of Research and Development and Chief Medical Officer of Dendreon Corporation, where he led the clinical team responsible for the approval of the first cellular immunotherapy in the U.S. and Europe (Provenge®). Dr. Frohlich graduated Summa Cum Laude from Yale College with a B.S. in Economics and Electrical Engineering, and earned an M.D. from Harvard Medical School. He continued his training at UCSF, where he completed an internal medicine residency, served as Chief Medical Resident, and subsequently completed an oncology fellowship program.



Biao He, PhD

Board of Directors

Biao He, Ph.D., is a Partner at Tsingyuan Ventures, where he has led the firm's biomedical investments since 2017. Before arriving at Tsingyuan, Dr. He was a Partner at TEEC Angel Fund from 2012 to 2017 where he led their biomedical investment portfolio. Dr. He is also a Co-Founder of ACCB Biotech and Pinpoint Genomics. ACCB Biotech is one of the leading companies in the space of precision medicine for oncology in China. As a co-founder of Pinpoint Genomics, he led the development of the first lung cancer molecular prognostic test, prior to its acquisition by Life Technologies in 2012. Dr. He was a Professor in the Department of Surgery at the Cancer Research Center at the University of California, San Francisco (UCSF). He earned a Ph.D. in Molecular Genetics from the University of Virginia and received a bachelor's degree and a master's degree in Biochemistry from Tsinghua University in Beijing.



Stephen Ghiglieri

Consulting CFO

Stephen is a highly experienced CFO (COO and CEO positions also held). He has 25+ years in public and soon to be public life science companies, including significant experience in managing IPO's. Broad industry experience, including specialty pharma, med device, healthcare technology and healthcare services. Experience in late stage (including commercial and product launch) as well as clinical stage companies.

FOOTNOTES

[1] Global Immuno-Oncology Drugs Market Report 2020-2030: Focus on Monoclonal Antibodies, Immune Checkpoint Inhibitors, Immune System Modulators, Cancer Vaccines & Others

FAQS

What is CRX100?

Why CRX100?

What makes our approach unique?

How do CIK cells and oncolytic viruses work together to kill tumors?

Understanding the problem(s) and solution(s)

USE OF PROCEEDS

If the offering's maximum amount of $1,069,998 is raised:

Use	Value	% of Proceeds
Compensation for BioEclipse Employees	$166,000	15.5%
Unallocated Funds	$47,548	4.4%
Contract Research Organizations	$317,000	29.6%
Direct Costs Associated With Patient Infusion	$346,020	32.3%
Rent	$37,000	3.5%
G&A Consultants	$50,000	4.7%
Legal Bills	$16,000	1.5%
Lab Supplies	$38,000	3.6%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in BioEclipse Therapeutics, Inc.. This offering must raise at least $10,000 by April 19, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. BioEclipse Therapeutics may issue additional securities to raise up to $1,069,998, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,789,557 shares
× $2.55 per share

$30,063,370 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on January 19, 2022

Form C/A on February 28, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

› LinkedIn

UPDATES

Feb 28, 2022 • Filed Form C/A

Jan 19, 2022 • Primary offering of 419,607 shares at $2.55

Jan 19, 2022 • Filed Form C

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